UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 23, 2008 (May 22, 2008)
Arch Coal, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13105 (Commission File Number)	43-0921172 (I.R.S. Employer Identification No.)
CityPlace One
One CityPlace Drive, Suite 300
St. Louis, Missouri 63141
(Address, including zip code, of principal executive offices)
Registrant’s telephone number, including area code: (314) 994-2700
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.
          On May 22, 2008, Arch Coal, Inc. (the “Company”) entered into an amendment (the “Amendment”) to its accounts receivable securitization program (the “Receivables Program”) increasing the size of the program from $150.0 million to $175.0 million and extending the expiration date from February 3, 2011 to May 22, 2013. Except as set forth in the Amendment, the Receivables Program remains in full force and effect in accordance with its terms.
          As of May 21, 2008, the Company had approximately $90.8 million and $58.3 million of borrowings and letters of credit, respectively, outstanding under the Receivables Program.
          The Company described the material terms of the Receivables Program in Item 1.01 of its Current Report on Form 8-K filed on February 16, 2006 and Item 1.01 of its Current Report on Form 8-K filed on June 27, 2006, and incorporates those descriptions herein by this reference, appropriately modified as set forth above.
          The foregoing description is only a summary and is qualified in its entirety by the provisions of the Amendment. Since the terms of the Amendment may differ from the general information contained herein, you should rely on the actual terms of the Amendment, which is filed with this report as Exhibit 10.1 and is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
          Information concerning the amounts for which the Company has become obligated under the Receivables Program, as amended by the Amendment, set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits
          The following exhibit is attached hereto and filed herewith.

Exhibit
No.	Description

10.1	Third Amendment to Receivables Purchase Agreement, dated as of May 22, 2008, among Arch Receivable Company, LLC, Arch Coal Sales Company, Inc., Market Street Funding LLC, the various financial institutions party thereto and PNC Bank, National Association, as administrator and as LC Bank.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 23, 2008	Arch Coal, Inc.
	By:	/s/ Robert G. Jones
Robert G. Jones
Vice President -- Law, General Counsel and Secretary

Exhibit Index

Exhibit
No.	Description

10.1	Third Amendment to Receivables Purchase Agreement, dated as of May 22, 2008, among Arch Receivable Company, LLC, Arch Coal Sales Company, Inc., Market Street Funding LLC, the various financial institutions party thereto and PNC Bank, National Association, as administrator and as LC Bank.